Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
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sminder@ppg.com
investor.ppg.com

PPG reiterates invitation to AkzoNobel to discuss combination of the two companies
PITTSBURGH, April 5, 2017 - PPG (NYSE:PPG) today reiterated its invitation to AkzoNobel (AKZA.AS: AKZOY) to enter into discussions to explore PPG’s proposal to form a combined company. This follows the previous announcements on March 9, 2017, and March 22, 2017.

PPG continues to believe that a combination of the two companies has a strong strategic rationale and presents a highly compelling and unique opportunity for both AkzoNobel and PPG and their respective stakeholders.

“We made a compelling offer to AkzoNobel that provides its shareholders with a significant premium and the opportunity to benefit from the upside potential of a stronger company that is well positioned for future growth and value creation. Together, we can create a stronger company that will benefit all of AkzoNobel’s stakeholders, including its Netherlands-based employees,” said Michael McGarry, PPG Chairman and CEO.

Although AkzoNobel has declined PPG’s repeated invitations to meet, PPG remains committed to seeking engagement with AkzoNobel. PPG believes AkzoNobel should honor growing requests to engage and fully consider all relevant options to create the most value for all of its stakeholders, and benefit from the multiple months of preparation already completed by PPG.

“The resounding feedback we have received in the Netherlands, the U.K. and the U.S. further validates the merits of combining PPG and AkzoNobel,” McGarry said. “We are now even more convinced that this combination is in the best interests of all stakeholders of AkzoNobel.”

PPG has stated its commitment to address several areas of importance previously identified by AkzoNobel, such as continuing commitments to research and development, honoring existing employment terms of employees and social plans, locating key businesses in Europe and in the Netherlands, maintaining important public-private partnerships, and further strengthening community investments and commitments to sustainability and social responsibility. PPG can provide detailed answers to any specific concerns that AkzoNobel may have, including with respect to antitrust matters where PPG’s antitrust experts have conducted extensive analysis and are confident that there is a clear path forward to complete the transaction.

“We once again invite AkzoNobel to meet with us to learn more about our specific proposals. We are prepared to address all of AkzoNobel’s concerns in a collaborative and substantive manner, and the best approach for AkzoNobel is to engage with PPG in each of these important areas for the benefit of all stakeholders,” McGarry said.

In accordance with Dutch law, PPG confirms its intention to make a public offer for all the issued and outstanding shares of AkzoNobel. A draft offer memorandum is currently expected to be submitted by PPG to the AFM no later than June 1, 2017.

To view the previous announcements related to PPG’s proposal to combine with AkzoNobel, visit http://newsroom.ppg.com/ppgoverview. To learn more about PPG, visit www.ppg.com.

This is a public announcement by PPG Industries, Inc. (PPG), pursuant to the provisions of section 7 paragraph 1 sub a of the Decree on Public Takeover Bids (Besluit openbare biedingen Wft) of the Netherlands in connection with a potential voluntary public offer by PPG for all the issued and outstanding ordinary shares in the capital of Akzo Nobel N.V. This announcement is without prejudice to PPG’s right to submit a draft offer memorandum within 12 weeks from announcing its offer in accordance with section 5 paragraph 2 of the Decree. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities. Any offer will be made only by means of an offer memorandum. This announcement is not for release, publication or distribution, in whole or in part, in, into or from, directly or indirectly, any other jurisdiction in which such release, publication or distribution would be unlawful.

PPG Overview and its History and Commitment in the Netherlands

PPG: WE PROTECT AND BEAUTIFY THE WORLD™

PPG is a leading global supplier of paints, coatings and specialty materials. PPG has annual revenues of approximately $15 billion and a current market capitalization of approximately $27 billion. Over $4.1 billion of PPG’s annual revenues is in Europe, with approximately $360 million in annual revenues in the Netherlands, where PPG has a deep commitment and a long history in the country, dating back nearly 300 years.

Today, PPG employs more than 45,000 employees worldwide, with nearly 1,000 in the Netherlands and another 14,000 across the rest of the Europe, Middle East and Africa region. PPG operates over 150 plants globally, including 45 plants across 15 countries in Europe, with facilities in Tiel, Delfzijl, Amsterdam, Uithoorn and Den Bosch in the Netherlands.

At PPG, employees work every day to develop and deliver the paints, coatings and materials that customers trust to protect and beautify their products. Through dedication and creativity, PPG employees solve their customers’ biggest challenges, collaborating closely to find the right path forward.

PPG serves the construction, consumer products, industrial and transportation markets and aftermarkets. Ranked No. 182 in the FORTUNE 500, PPG was named Fortune’s most admired company in the chemicals sector in 2017.

Every day, PPG collaborates with employees and community partners to make its vision of bringing color and brightness to communities a reality. PPG dedicates its financial resources, products and its passionate employee volunteers to address the needs of communities and to help transform and brighten lives.

In 2016, PPG supported hundreds of community organizations across 25 countries. PPG’s signature program is its COLORFUL COMMUNITIES™ initiative, which increases its commitment to invest in communities and supports projects that transform community spaces, providing PPG volunteers and donated PPG products. Since the program’s launch, PPG employee volunteers completed nearly 60 Colorful Communities projects, positively impacting 1.8 million people. This included 15 projects in

Europe, including the beautification of the Amsta Karaad residential care facility in Amsterdam. PPG has approximately 80 Colorful Communities projects planned for 2017, with more than 15 identified within Europe.

PPG also has been a significant financial contributor to the NEMO Science Center in Amsterdam, and the company matches employee charitable contributions in the Netherlands and across Europe in addition to our U.S. and Canada operations.

PPG will soon be reporting in its 2016 Sustainability Report that since 2012, the company has reduced its waste disposal intensity by 11 percent and reduced its greenhouse gas intensity by 29 percent, to mention just two of its accomplishments. PPG’s sustainability efforts and activities have been recognized worldwide, including in 2015, when Fiat Chrysler Automobiles Group named PPG its “Sustainability Supplier of the Year” for the Europe, Middle East and Africa region.

To learn more about PPG, visit www.ppg.com.

Forward-Looking Statements
This press release contains certain statements about PPG Industries, Inc. (“PPG”) that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties as discussed in PPG’s periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release include statements about the proposed acquisition of Akzo Nobel N.V. (“AkzoNobel”) by PPG (such proposed acquisition, the “Transaction”), the terms of the proposed Transaction and the expected benefits of the Transaction for PPG, AkzoNobel and their respective shareholders. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of PPG and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: whether an agreement in respect of the Transaction will be negotiated and executed; uncertainties as to whether AkzoNobel will cooperate with PPG regarding the Transaction and whether AkzoNobel’s management or supervisory boards will endorse the Transaction; the effect of the announcement of the Transaction on the ability of PPG and AkzoNobel to retain customers, to retain and hire key personnel and to maintain favorable relationships with suppliers; the terms of the proposed Transaction; the timing of the proposed Transaction; the satisfaction of any conditions to the completion of the Transaction and other risks related to the completion of the Transaction and actions related thereto; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, economic performance, indebtedness, financial condition, future credit ratings, future prospects; business and management strategies; the expansion and growth of PPG’s and AkzoNobel’s operations; PPG’s ability to integrate AkzoNobel’s business successfully after the closing of the Transaction and to achieve anticipated synergies and benefits; and the risk that disruptions from the Transaction will harm the combined companies’ business. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and PPG undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Additional Information About the Proposed Transaction and Where to Find It
An agreement in respect of the Transaction described in this press release has not yet been executed, and this press release is neither an offer to sell securities, a solicitation of a proxy, nor a substitute for a registration statement or proxy statement or other filings that may be made with the SEC. Any proxy solicitation of PPG’s shareholders will be made through materials filed with the Securities and Exchange Commission (“SEC”) and no offer of securities to U.S. security holders or holders of ADRs representing AkzoNobel shares shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Should an agreement with respect to the Transaction be reached, PPG expects to file relevant materials with the SEC, including a registration statement on Form S-4 and a proxy statement. Investors and security holders are urged to read all relevant documents filed with the SEC (if and when they become available), including the prospectus and proxy statement, because they will contain important information about the Transaction. Investors and security holders will be able to obtain these documents (if and when available) free of charge at the SEC’s website http://www.sec.gov, or from PPG’s Investor Center website http://investor.ppg.com.

Participants in the Solicitation
This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, PPG and its affiliates and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of PPG common stock with respect to the Transaction. Information about such parties and a description of their interests are set forth in PPG’s 2016 Annual Report. Additional information regarding the interests of such participants will also be included in the materials that PPG would file with the SEC in connection with a Transaction. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov or PPG’s Investor Center website http://investor.ppg.com.

We protect and beautify the world, Colorful Communities and the PPG Logo are trademarks and registered trademarks of PPG Industries Ohio, Inc.